Exhibit 99.1

Telkonet Reports Third Quarter 2022 Financial Results

WAUKESHA, WI – November 18, 2022 -- Telkonet, Inc. (OTCQB: TKOI), (the “Company” or “Telkonet”), IoT innovator and a listed U.S. company based in Wisconsin, lands in Europe and launches its new occupancy-based Energy Management Solutions (EMS) in the European market. The Company anticipates that its EMS will be able to significantly reduce costs of utility bills, in some cases by 20 to 40 percent, and it will strive to be a strategic technology partner for all facilities that are suffering from rising energy costs. Thanks to the ease of installation of the wifi-capable products, Telkonet’s solutions can be considered for the European retrofit market.

“For the nine months ended September 30, 2022, we delivered strong growth with revenues up approximately 33%, driven by our Hospitality, Education and MDU verticals and increased order collection of approximately 45% compared to the prior year period. For the three months ended September 30, 2022, recurring revenues increased 15% compared to the prior year period, reversing two consecutive quarters of declining results,” stated Piercarlo Gramaglia, Telkonet’s Chief Executive Officer. “Despite the global components shortage, we were able to provide service and fulfill customer orders on time, thanks to an improvement in our supply chain management. We are following our turnaround path building business efficiencies, controlling operating expenses and leveraging the organization. In lieu of an array of economic uncertainties, we are pleased with results achieved so far.”

Financial Summary:

For the three and nine month periods ended September 30, 2022:

Total Revenue: Increased 39% to $2.02 million and 33% to $6.11 million, respectively, when compared to respective prior year periods.

Product Revenue: Product revenue, which principally arises from the sale and installation of our energy management platform, increased 42% to $1.83 million and 37% to $5.57 million, respectively, when compared to respective prior year periods.

Recurring Revenue: Recurring revenue, which principally arises from call center support services, increased 15% to $0.19 million and increased 1% to $0.54 million, respectively, when compared to respective prior year periods.

Gross Profit: Gross profit increased 4% to $0.61 million during the three months ended September 30, 2022 and increased 23% to $2.96 million during the nine months ended September 30, 2022, when compared to the prior year.

Net Income (Loss): the Company had net losses of $0.70 million and $1.21 million, respectively, compared to a net income of $0.02 million and net loss of $0.06 million, respectively during the prior year periods. The three month decrease in net income is primarily due to a $0.92 million non-cash gain on debt extinguishment in connection with the full forgiveness of the second PPP Loan in the prior year period, partially offset by an increase in gross profit and reduction in operating expenses. The nine month increase in net losses is primarily due to a $1.84 million non-cash gain on debt extinguishment in connection with the full forgiveness of the First and Second PPP Loans in the prior year period, partially offset by an increase in gross profit and reduction in operating expenses.

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NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information, if any, that may be required in connection with issuing the Company's financial results. A reconciliation of net income (loss) to adjusted EBITDA is included in this press release and can be found in the Company’s Form 10-Q for the three and nine months ended September 30, 2021.

The Company, as is common in its industry, uses adjusted EBITDA, a non-GAAP measurement gauge to demonstrate earnings and losses exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), operating income (loss), or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the years ended December 31, 2020 and 2019, the Company excluded items in the following general category described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

Adjusted EBITDA and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet Inc. is a U.S. company based in Waukesha, Wisconsin. An IoT innovator focused on smart automation and energy management, Telkonet enables guests (occupants) to intelligently control energy use based on their preferences, reducing energy consumption, and improving facility management capabilities. In 2021, VDA Group S.p.A. became Telkonet’s majority shareholder and has been working with Telkonet to facilitate Telkonet’s access international markets. VDA Group S.p.A. is an Italian corporation of 40 years of experience in GRMS for the hospitality market headquartered in Italy, with sales companies in the United Kingdom, Middle East, and Asia Pacific operating in more than 50 countries.

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FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Such statements involve a number of risks and uncertainties such as the Company’s ability to access sources of liquidity necessary to continue its operations and continue as a going concern, the Company’s potential inability to extend the maturity date of its credit facility and/or comply with financial covenants under its credit facility, the continued impact of the COVID-19 pandemic on the Company’s operations and financial results, as well as the economy generally, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as expressly required by law.

Media Contacts:	Barbara Alvino, Communication Manager
Telkonet Investor Relations	0039 3467820693
414.721.7988	balvino@telkonet.com
ir@telkonet.com

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TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
Revenues, net:
Product Revenue	$1,828,954	$1,290,389	$5,570,775	$4,071,159
Recurring Revenue	188,380	163,679	535,634	532,607
Total Net Revenues	2,017,334	1,454,068	6,106,409	4,603,766

Cost of Sales:
Product COGS	1,371,312	851,873	3,049,048	2,164,586
Recurring COGS	32,952	13,646	94,027	36,868
Total Cost of Sales	1,404,264	865,519	3,143,075	2,201,454

Gross Profit	613,070	588,549	2,963,334	2,402,312

Operating Expenses:
Research and development	272,144	268,917	798,913	876,778
Selling, general and administrative	1,026,023	1,200,569	3,310,127	3,362,761
Depreciation and amortization	8,702	10,346	31,129	33,935
Total Operating Expenses	1,306,869	1,479,832	4,140,169	4,273,474

Operating Profit / (Loss)	(693,799)	(891,283)	(1,176,835)	(1,871,162)

Other Income / (Expenses):
Gain / (Loss) on Debt Extinguishment	–	916,107	–	1,836,780
Gain / (Loss) on Fixed Assets Disposal	(70)	–	(526)	–
Interest expense, net	(2,735)	(7,584)	(21,940)	(19,286)
Total Other Income / (Expenses):	(2,805)	908,523	(22,466)	1,817,494

Income (Loss) before Provision for Income Taxes	(696,604)	17,240	(1,199,301)	(53,668)

Income Tax Provision /(Benefit)	968	–	7,353	1,948
Net Income (Loss)	$(697,572)	$17,240	$(1,206,654)	$(55,616)

Net Income (Loss) per Common Share:
Basic – net income (loss) attributable to common stockholders	$0.00	0.00	0.00	0.00
Diluted – net income (loss) attributable to common stockholders	$0.00	0.00	0.00	0.00

Weighted Average Common Shares Outstanding – basic	299,212,282	136,311,335	295,592,261	136,311,335
Weighted Average Common Shares Outstanding – diluted	299,212,282	136,311,335	295,592,261	136,311,335

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RECONCILIATION OF NET INCOME (LOSS)

TO ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021

Net Income (loss)	$(697,572)	$17,240	$(1,206,654)	$(55,616)
Gain on debt extinguishment	–	(916,107)	–	(1,836,780)
Gain / (Loss on sale of asset	70	–	526	–
Interest expense, net	2,735	7,584	21,940	19,286
Income tax provision	968	–	7,353	1,948
Depreciation and amortization	8,702	10,346	31,129	33,935
EBITDA	(685,097)	(880,937)	(1,145,706)	(1,837,227)

Adjustments:
Stock-based compensation	1,815	1,815	5,445	5,446
Adjusted EBITDA	$(683,282)	$(879,122)	$(1,140,261)	$(1,831,781)

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